Exhibit 99.1

NEWS RELEASE

For Release on October 30, 2003	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Improved Results for the Second Quarter of FY 2004

          San Ramon, CA — Giga-tronics Incorporated (NASDAQ/NMS: GIGA) reported today that continuing cost reduction efforts have resulted in a substantial decline in losses.

          Net loss from continuing operations for the second quarter was $357,000 or $0.08 per fully diluted share, down 72% from $1,276,000 or $0.27 per fully diluted share of the preceding quarter, and down 61% from $918,000 or $0.20 per fully diluted share for the same period a year ago.

          For the six month period, net loss from continuing operations was $1,633,000 or $0.35 per fully diluted share, down 26% from $2,204,000 or $0.47 per fully diluted share last year. Net sales from continuing operations were flat quarter to quarter and for the six months decreased 4% from the prior year. In the latter part of the first quarter of FY 2004, Giga-tronics elected to discontinue the operations at its Dymatix division.

     When discontinued operations are included, the net loss in the second quarter decreased 63% to $483,000 or $0.10 per fully diluted share compared to $1,298,000 or $0.28 per fully diluted share for the second quarter last year as our actions to decrease our cost structure improved our results. For the six months, the net loss was $4,115,000 or $0.88 per share fully diluted versus $2,897,000 or $0.62 per fully diluted share for the same period a year ago.

     Orders booked in the second quarter from continuing operations increased slightly to $3,930,000 from $3,872,000 last year and for the six months were $6,748,000 compared to $6,700,000 a year ago. Backlog at quarter end was $13.1 million (approximately $5.4 million is shippable within one year) as compared to $17.1 million (approximately $6.9 million shippable within one year) in the second quarter of the prior year.

     Cash and cash equivalents at September 27, 2003 increased 8% or $321,000 to $4,132,000 versus $3,811,000 as of June 28, 2003.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the second quarter results. To participate in the call, dial 612-332-0418. The call will also be broadcast on the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of October 30, 2003 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held company, traded on the NASDAQ National Market under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2003 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept 28, 2002

Net sales	$5,135	$5,112	$10,374	$10,843
Cost of sales	3,220	3,384	7,096	7,314

Gross profit	1,915	1,728	3,278	3,529
Product development	865	1,042	1,853	2,530
Selling, general and administrative	1,420	1,571	3,064	3,252
Amortization of intangibles	—	6	—	10

Operating expenses	2,285	2,619	4,917	5,792
Operating loss	(370)	(891)	(1,639)	(2,263)
Other expense (income)	—	(45)	—	(71)
Interest income, net	13	18	10	30

Loss from continuing operations before income taxes	(357)	(918)	(1,629)	(2,304)
Provision (benefit) for income taxes	—	—	4	(100)

Loss from continuing operations	$(357)	$(918)	$(1,633)	$(2,204)
Loss on discontinued operations, net of income taxes	(126)	(380)	(2,482)	(693)

Net loss	$(483)	$(1,298)	$(4,115)	$(2,897)

Basic and diluted net loss per share:
From continuing operations	$(0.08)	$(0.20)	$(0.35)	$(0.47)
On discontinued operations	(0.02)	(0.08)	(0.53)	(0.15)

Basic and diluted net loss per share	$(0.10)	$(0.28)	$(0.88)	$(0.62)

Shares used in per share calculation:
Basic and dilutive	4,696	4,666	4,695	4,661

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	Sept. 27, 2003	March 29, 2003

Assets
Current assets
Cash and cash equivalents	$4,132	$5,005
Trade accounts receivable, net	2,292	3,245
Inventories	7,190	10,244
Income tax refund receivable	—	100
Prepaid expenses	347	488

Total current assets	13,961	19,082
Property and equipment, net	1,689	2,274
Other assets	388	433

Total assets	$16,038	$21,789

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$976	$1,723
Accrued commissions	240	249
Accrued payroll and benefits	1,005	1,038
Accrued warranty	784	859
Customer advances	70	796
Obligations under capital lease	45	76
Other current liabilities	737	719

Total current liabilities	3,857	5,460
Obligations under capital lease, net of current portion	—	10
Deferred rent	325	359

Total liabilities	4,182	5,829

Shareholders’ equity
Preferred stock of no par value Authorized 1,000,000 shares; no shares outstanding at Sept. 27, 2003 and March 29, 2003	—	—
Common stock of no par value; Authorized 40,000,000 shares; 4,703,786 shares at Sept. 27, 2003 and 4,693,080 shares at March 29, 2003 issued and outstanding	12,706	12,695
Retained earnings	(850)	3,265

Total shareholders’ equity	11,856	15,960

Total liabilities and shareholders’ equity	$16,038	$21,789